Exhibit 10.1

AMENDMENT AND WAIVER

This Amendment and Waiver (this “Amendment”), dated as of April 14, 2014, is made to the Securities Purchase Agreement, dated as of February 22, 2011, as amended by an Amendment and Waiver to Securities Purchase Agreement dated as of July 2, 2012, as further amended by an Amendment and Waiver to Securities Purchase Agreement dated as of January 16, 2013, as further amended by an Amendment and Waiver on February 22, 2013 (the “February 2013 Amendment”) and as further amended by an Amendment and Waiver dated as of September 18, 2013 (as it may be further amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), between PLC Systems Inc., a Yukon Territory corporation (the “Company”), and the Purchasers under the Purchase Agreement.  Terms used as defined terms herein and not otherwise defined shall have the meanings provided therefor in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, the Company issued (i) at the First Closing, the 5% Senior Secured Convertible Debenture due on June 30, 2015 in the aggregate principal amount of $4,000,000 and Common Stock purchase warrants to purchase up to 40,000,000 shares of Common Stock, (ii) at the Second Closing, the 5% Senior Secured Convertible Debenture due on July 2, 2015 in the aggregate principal amount of $1,000,000 and Common Stock purchase warrants to purchase up to 10,000,000 shares of Common Stock, and (iii) at the Third Closing, the 5% Senior Secured Convertible Debenture due on  January 16, 2016;

WHEREAS, pursuant to the Section 2.1(c) of the Purchase Agreement, the Company was permitted to sell, and the Purchasers were permitted to purchase, up to $1,000,000 in principal amount of the Debentures until February 22, 2014, and pursuant to Section 6 of the February 2013 Amendment, the Company and the Purchasers agreed that no additional Closings would be permitted to occur pursuant to the Purchase Agreement and that the right to proceed with an additional Third Closing for up to $750,000 was terminated;

WHEREAS, the Company and the Purchasers wish to amend and delete certain terms and conditions of the Purchase Agreement and the February 2013 Amendment pursuant to the terms hereof in order to permit an additional Third Closing in an aggregate amount not to exceed to $750,000 (the “Subsequent Third Closing Subscription Amount”); and

WHEREAS, the Purchasers hold a majority of the aggregate principal amount of the outstanding Debentures;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers agree as follows:

1.             Amendments.

(a)     Amendment to Third Closing.  The Purchasers and the Company hereby agree to extend the period in which a Third Closing can occur.  As such, the last sentence of Section 2.1(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, at the sole option of the Purchasers, the Third Closing may occur at any time after the Second Closing Date and within 15 Trading Day notice by the Purchasers to the Company of their intent to conduct the Third Closing, irrespective of the Company meeting the requirements of the Third Closing Corporate Milestone, provided that in no event shall the Third Closing occur (i) later than the 4 year anniversary of the First Closing Date, (ii) during a Change of Control Redemption Period (as defined in the Debentures) or (iii) on or after the date, if any, on which all of the then outstanding Debentures are prepaid in full in accordance with the Debentures or otherwise with the written consent of the Required Holders (as defined in the Debenture), in each case without the prior written consent of the Company.”

(b)     Deletion of Section 6 of the February 2013 Amendment.  Section 6 of the February 2013 Amendment is hereby deleted and is of no force and effect. All other provisions of the February 2013 Amendment are hereby re-numbered accordingly.

2.             Waivers and Forbearance.

(a)     Waiver of Notice Requirement for Third Closing. The Company hereby agrees to waive the 15 Trading Day notice requirement set forth in Section 2.1(c) of the Purchase Agreement with respect to any partial Third Closing.

(b)     Waiver of Third Closing Corporate Milestones. The Purchasers hereby acknowledge that the Company has not met the Third Closing Corporate Milestones set forth in Section 2.3(b)(vi) of the Purchase Agreement as of the date hereof. As such, the Purchasers hereby expressly waive the requirement that the Company has met the Third Closing Corporate Milestones in order to consummate any partial Third Closing. Further, the parties hereby agree to waive the requirement that the Third Closing Subscription Amount equal $1,000,000, and agree to proceed with partial Third Closings, and expressly reserve the right to proceed with additional Third Closings for up to $750,000 in the aggregate, subject to the terms and conditions of the Purchase Agreement. A partial Third Closing hereunder shall occur on the date of this Amendment (the “New Third Closing”).

(c)     Forbearance of Defaults. The Purchasers hereby acknowledge that since the Second Closing the Company has failed to perform certain obligations under the Transaction Documents. The Purchasers hereby agree to forbear from taking any action permitted to be taken by them under the Transaction Documents but expressly reserve the right to exercise all of their rights and remedies under the Transaction Documents. The Purchasers and the Company further agree that such defaults have not been permanently waived as a result of this Amendment and that such forbearance is temporary in nature.

3.             Representations and Warranties of the Company.  The Company hereby makes the representations and warranties set forth below to any Purchaser in the New Third Closing as of the date of this Amendment:

(a)     Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into this Amendment and otherwise to carry out its obligations hereunder.  The execution and delivery of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith.  This Amendment has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)     Bring Down. The Company expressly reaffirms that each of the representations and warranties of the Company set forth in the Purchase Agreement (as supplemented or qualified by the disclosures in any disclosure schedule to Purchase Agreement, as updated through the date of this Amendment), continues to be true, accurate and complete in all material respects as of the date hereof, except for any representation and warranty made as of a certain date, in which case such representation and warranty shall be true, accurate and complete as of such date, and the Company hereby remakes and incorporates herein by reference each such representation and warranty (as supplemented or qualified by the disclosures in any disclosure schedule to Purchase Agreement, as updated through the date of this Amendment) as though made on the date of this Amendment, except for any representation and warranty made as of a certain date, in which case such representation and warranty is remade as of such date.

4.             Representations and Warranties of the New Third Closing Purchasers.  Each Purchaser in the New Third Closing hereby makes the representations and warranties set forth below to the Company as of the date of this Amendment:

(a)     Authorization; Enforcement. Such Purchaser expressly reaffirms that each of the representations and warranties of such Purchaser set forth in the Purchase Agreement, continue to be true, accurate and complete in all material respects as of the date hereof, except for any representation and warranty made as of a certain date, in which case such representation and warranty shall be true, accurate and complete as of such date, and such Purchaser hereby remakes and incorporates herein by reference each such representations and warranties as though made on the date of this Amendment, except for any representation and warranty made as of a certain date, in which case such representation and warranty is remade as of such date.

5.             Third Closing. Notwithstanding anything in the Purchase Agreement or herein to contrary, the additional Third Closings shall not exceed $750,000, in the aggregate. The Subsequent Third Closing Subscription Amount may be funded from time to time in increments less than $750,000, but shall otherwise be funded in accordance with Section 2.1(c) of the Purchase Agreement. On any such subsequent Third Closing Date, (a) the Company shall make the same representations and warranties set forth in Section 3 hereof, and (b) the Purchasers participating in such Third Closing shall make the same representations and warranties set forth in Section 4 hereof in a form reasonably acceptable to each party.

6.            Public Disclosure.  On or before 9:30 am (New York City time) on the first Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and attaching this Amendment as an exhibit thereto. From and after the filing of such Current Report, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Amendment.

7.             Reference to the Purchase Agreement.  On and after the date hereof, each reference to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Purchase Agreement as amended hereby.  On and after the date hereof, each reference to “the Debentures” shall mean and be a reference to the Debentures as amended hereby.  On and after the date hereof, each reference to “the Warrants” shall mean and be a reference to the Warrants as amended hereby.  No reference to this Amendment need be made in any instrument or document at any time referring to the Purchase Agreement, the Debentures or the Warrants, and a reference to the Purchase Agreement, the Debentures or the Warrants in any such instrument or document shall be deemed to be a reference to the Purchase Agreement, the Debentures or the Warrants, all as amended hereby.

8.             Effect on Transaction Documents.  Except as expressly set forth above, all of the terms and conditions of the Purchase Agreement and the Transaction Documents shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.  Notwithstanding the foregoing, this Amendment shall be deemed for all purposes as an amendment to the Purchase Agreement as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of the Purchase Agreement, on the one hand, and the terms and provisions of this Amendment, on the other hand, the terms and provisions of this Amendment shall prevail.

9.             Amendments and Waivers. The provisions of this Amendment can be amended or waived in the manner permitted under the Purchase Agreement.

10.           Fees and Expenses. The Company agrees to reimburse the Purchasers for their reasonable legal fees and expenses in connection herewith.

11.           Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

13.           Entire Agreement.  This Amendment contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

PLC SYSTEMS INC.

		By:	/s/ Mark R. Tauscher
Name: Mark R. Tauscher
Title: President & CEO

Agreed to and Accepted:

PLC MEDICAL SYSTEMS INC.

By:	/s/ Mark R. Tauscher
Name: Mark R. Tauscher
Title: President & CEO

PLC SYSTEMAS MEDICOS INTERNACIONAIS
(DEUTSCHLAND) GMBH

By:	/s/ Gregory W. Mann
Name: Gregory W. Mann
Title: Managing Director

[SIGNATURE PAGE OF PURCHASERS FOLLOW]

Signature Page to

Amendment and Waiver

Name of Purchaser:	GCP IV LLC

Signature of Authorized Signatory of Purchaser:	/s/ Ethan Benovitz

Name of Authorized Signatory:	Ethan Benovitz

Title of Authorized Signatory:	Managing Member

New Third Closing Amount     ________________________

Signature Page to

Amendment and Waiver